SUB-ITEM 77I

Terms of new or amended securities

On November 26, 2014, Form Type 485(b), Accession No. 0000924211-14-000070, an amendment to the registration statement of American Century Strategic Asset Allocations, Inc., was filed with the Securities and Exchange Commission. This amendment registered a new fund, Multi-Asset Income, effective December 1, 2014, and describes the characteristics of the new fund.